Exhibit 10.40

FORM OF AMENDMENT TO

LETTER AGREEMENT

THIS AMENDMENT TO LETTER AGREEMENT is by and between Vecco Instruments Inc., a Delaware corporation (the “Company”), and                              (“Executive”).

RECITALS

A.            The parties hereto entered into a Letter Agreement dated                                   , (the “Agreement”) and desire to amend the Agreement as set forth herein.

B.            Capitalized terms used in this Amendment and not defined are defined in the Agreement.

NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows, effective December 31, 2008; provided, however, that any provision below required to apply as of a date prior to December 31, 2008 in order for the Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), shall be effective as of such earlier date:

1.             Good Reason. If a condition constituting Good Reason exists, then within a period of ninety (90) days after the initial existence of such condition, you must notify the Company of the existence of such condition and the Company shall have a period of thirty (30) days after receipt of such notice within which to remedy the condition and, if the Company remedies such condition within such period, no Good Reason entitling you to resign will be deemed to have occurred.

2.             Timing of Payments. Where the Agreement requires the following payments to be made to the Executive, the following rules shall apply, and any inconsistent provision in the Agreement shall be superseded:

(a)                                  A payment to be made upon termination of employment shall be made no later than 90 days after the occurrence of such event. If payment is contingent upon a release agreement, the Executive shall sign and return the agreement within the reasonable time period designated by the Company, in order to assure that payment shall be made within such 90 day period. The Executive may not designate the taxable year of payment within such 90 day period.

(b)                                 Annual bonus or incentive pay otherwise payable under the Agreement after the end of a bonus plan performance period shall be paid within 2½ months after the end of the calendar year (or, if applicable, the fiscal year of the Company) to which such bonus or incentive pay relates (or where performance is measured over more than one year, within 2½ months after the end of the last such year of the performance period).

3              Section 409A Compliance. Each of the severance payments and benefits provided under the Agreement is designated as a separate payment for purposes of the short-term deferral rules under Treasury Regulation Section 1.409A-1(b)(4)(i)(F) and the exemption for involuntary terminations under separation pay plans under Treasury Regulation Section 1.409A-1(b)(9)(iii). As a result, (1) any payments that become vested as a result of a qualifying termination that are made on or before the 15th day of the third month following the later of the end of the Company’s taxable year or the end of the Executive’s taxable year during which the Executive’s termination of employment occurs, and (2) any additional payments that are made on or before the last day of the second calendar year following the year of the Executive’s termination and do not exceed the lesser of two times Base Salary or two times the limit under Code Section 401(a)(17) then in effect, are exempt from the requirements of Code Section 409A.

The parties understand and agree that certain payments contemplated by this Agreement, including severance pay, may be “deferred compensation” for purposes of Code Section 409A. Notwithstanding any provision of this Agreement to the contrary, any payments constituting deferred compensation required to be made upon or in respect of your termination of employment hereunder shall not be paid prior to six months after your termination of employment, to the extent necessary to comply with Code Section 409A(2)(B)(i). The Company shall identify in writing delivered to you any payments it reasonably determines are subject to delay hereunder and shall promptly pay any such delayed payments, without interest, at the conclusion of the applicable six month period (or, if later, when scheduled to be paid under the terms of the Agreement.)  No deferred compensation payable hereunder shall be subject to acceleration or to any change in the specified time or method of payment, except as otherwise provided under this Agreement and consistent with Code Section 409A. In no event shall the Company have any liability or obligation with respect to taxes for which you may become liable as a result of the application of Code Section 409A.

Notwithstanding anything to the contrary contained in this Section, if you die prior to the expiration of  the six month period set forth herein, payment of any amounts previously withheld due to application of this Section shall be paid to your beneficiary as soon as practicable following your death. Whether you are a “specified employee” within the meaning of Code Section 409A to which the six month delay period may apply will be determined by Company policy.

IN WITNESS WHEREOF, this Amendment is executed to be effective on the date and year first above written.

VEECO INSTRUMENTS INC.

EXECUTIVE

By:

Name:

Title:

DATE: December , 2008	DATE: December , 2008